CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-17391 on Form N-1A of our report dated April 29, 2025, relating to the financial statements and financial highlights of the Pzena Mid Cap Value Fund, Pzena Small Cap Value Fund, Pzena Emerging Markets Value Fund, Pzena International Small Cap Value Fund, and Pzena International Value Fund (collectively, the “Funds”), each a series of Advisors Series Trust, appearing in Form N-CSR of the Funds for the year ended February 28, 2025 and to the references to us under the headings "Financial Highlights" in the Prospectus and on the first page and under the headings "Portfolio Holding Policy” and “Independent Registered Public Accounting Firm and Legal Counsel" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
June 27, 2025